Exhibit 99.1

Core-Mark Announces Second Quarter 2008 Financial Results

South San Francisco, California – August 7, 2008 – Core-Mark Holding Company, Inc. (Nasdaq: CORE), one of the leading broad-line distributors in North America, announced financial results for the second quarter ended June 30, 2008.

Second Quarter

Net sales were $1.53 billion for the second quarter of 2008 compared to $1.43 billion for the same period in 2007, a 7.0% increase. The increase in sales was accomplished despite a 1.9% decline in cigarette carton sales. Non-cigarette sales grew 14.0% in the second quarter of 2008 compared to last year’s second quarter.

Gross profit for the second quarter of 2008 was $91.1 million compared to $96.6 million in the second quarter of last year. The second quarter of 2007 included a $13.3 million tobacco tax refund that did not recur in the second quarter of 2008. Gross profit, excluding the tax refund, cigarette holding profits and LIFO expense, grew from $85.1 million in the second quarter of 2007 to $92.8 million, a 9.1% increase. This improvement was driven by a 12.0% increase in the non-cigarette categories.

The Company’s operating expenses for the second quarter of 2008 increased to $82.4 million from $72.9 million in the second quarter of 2007. Approximately 31% of this increase was attributable to start-up and operating expenses at our new Toronto Division, 29% was attributable to sales growth and cost overruns at two U.S. divisions due to integration of new customers and 15% was due to higher net fuel costs.

Net Income for the second quarter of 2008 was $5.7 million or $0.51 per diluted share, compared to net income of $13.6 million, or $1.20 per diluted share for the same period in 2007. In addition to the items mentioned above, the decrease in net income also includes a pre-tax foreign exchange loss of $0.1 million this quarter compared to a pre-tax foreign exchange gain of $0.7 million in the second quarter of last year.

“I am fairly pleased with our top line growth for the quarter, given consumer buying trends and the economy. I am considerably less pleased with our operating expenses associated with the two divisions and uncovered fuel costs. These issues should and are improving as we move into the third quarter,” said Michael Walsh, President and Chief Executive Officer of Core-Mark.

First Six Months

Net sales were $2.88 billion for the first half of 2008 compared to $2.71 billion for the same period in 2007, a 6.3% increase. The increase in sales was accomplished despite a 1.6% decline in cigarette carton sales. Non-cigarette sales grew 12.6% in the first six months of 2008 compared to the first six months in 2007.

Gross profit for the first six months of 2008 was $172.3 million compared to $172.1 million in the first six months of last year. The first half of 2007 included a $13.3 million tobacco tax refund and an additional $3.0 million in cigarette holding profits compared to the same period this year. Gross profit, excluding the tax refund, cigarette holding profits and LIFO expense, grew from $159.1 million in the first half of 2007 to $175.6 million, a 10.4% increase. This improvement was driven by a 14.5% increase in the non-cigarette categories.

The Company’s operating expenses for the first six months of 2008 increased to $162.9 million from $144.6 million in the first six months of 2007. Approximately 30% was attributable to start-up and operating expenses for the new Toronto Division, 21% was attributable to sales growth and cost overruns at two U.S. divisions due to integration of new customers, 13% was due to increases in healthcare and worker’s compensation expense and 11% was due to higher net fuel costs.

Net Income for the first six months of 2008 was $5.2 million or $0.47 per diluted share, compared to net income of $15.7 million, or $1.40 per diluted share for the same period in 2007. In addition to the items mentioned above, the decrease in net income also includes a pre-tax foreign exchange loss of $1.1 million for the first six months of 2008 compared to a pre-tax foreign exchange gain of $0.6 million for the same period last year.

Guidance for 2008

The Company estimates its annual net sales for 2008 will approximate $6.0 billion, which is an 8% increase in net sales compared to 2007. This increase is expected to be primarily driven by market share gains offset by continued weakness in cigarette carton sales and includes the incremental sales from our New England Division. Capital expenditures are expected to be approximately $20 million for 2008.

Investors Conference Call

Core-Mark will host an earnings call on Friday August 8, 2008 at 9:00 a.m. Pacific time during which management will review the results of the second quarter ended June 30, 2008. The call may be accessed by dialing 1-800-661-2563 using the code 22322642. The call may also be listened to on the internet website www.core-mark.com.

An audio replay will be available for two weeks following the call by dialing 888-843-8996 using the same code. The replay will also be available via webcast at www.core-mark.com.

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Core-Mark

Core-Mark is one of the largest broad-line, full-service wholesale distributors of packaged consumer products to the convenience retail industry in North America. Founded in 1888, Core-Mark provides distribution and logistics services as well as marketing programs to approximately 24,000 retail locations in 50 states and five Canadian provinces through 26 distribution centers, two of which Core-Mark operates as third party logistics providers. Core-Mark services traditional convenience retailers, grocers, drug, liquor and specialty stores, and other stores that carry consumer packaged goods. For more information, please visit www.core-mark.com.

Safe Harbor

Except for historical information, the statements made in this press release are forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on certain assumptions or estimates, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain.

Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Forward-looking statements in some cases can be identified by the use of words such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “would,” “project,” “predict,” “continue,” “plan,” “propose” or other similar words or expressions. These forward-looking statements are based on the current plans and expectations of our management and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those discussed in such forward-looking statements.

Factors that might cause or contribute to such differences include, but are not limited to our dependence on the convenience store industry for our revenues; uncertain and recent economic conditions; competition; price increases; our dependence on relatively few suppliers; the low-margin nature of cigarette and consumable goods distribution; certain distribution centers’ dependence on a few relatively large customers; competition in the labor market and collective bargaining agreements; product liability claims and manufacturer recalls of products; fuel price increases; our dependence on our senior management and key personnel; integration of acquired businesses; currency exchange rate fluctuations; our ability to borrow additional capital; governmental regulations and changes thereto; earthquake and natural disaster damage; failure or disruptions to our information systems; a general decline in cigarette sales volume; competition from sales of deep-discount brands and illicit and other low priced sales of cigarettes. See the “Risk Factors” section included in our Form 10-K, our most recent Form 10-Q and all other information discussed in our filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that may affect our business. Except as provided by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: Ms Milton Gray Draper, Director of Investor Relations at 650-589-9445 X3027 or at mdraper@core-mark.com

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CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except share data)

(Unaudited)

	June 30, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$21.9	$21.3
Restricted cash	12.9	11.5
Accounts receivable, net of allowance for doubtful accounts of $8.7 and $9.3, respectively	164.5	135.7
Other receivables, net	35.5	32.1
Inventories, net	219.4	216.4
Deposits and prepayments	47.2	36.9
Deferred income taxes	8.4	8.4

Total current assets	509.8	462.3

Property and equipment, net	74.8	69.3
Deferred income taxes	7.4	7.2
Goodwill	3.4	2.8
Other non-current assets, net	38.3	35.5

Total assets	$633.7	$577.1

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$76.3	$54.3
Book overdrafts	18.3	21.1
Cigarette and tobacco taxes payable	96.7	94.2
Accrued liabilities	56.5	56.7

Total current liabilities	247.8	226.3

Long-term debt, net	64.2	29.7
Other long-term liabilities	13.4	13.7
Claims liabilities, net of current portion	31.7	31.2
Pension liabilities	9.7	9.7

Total liabilities	366.8	310.6

Stockholders’ equity:
Common stock; $0.01 par value (50,000,000 shares authorized; 10,602,055 and 10,445,886 shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively)	0.1	0.1
Additional paid-in capital	205.5	202.6
Treasury stock at cost, 268,085 shares of common stock	(7.5)	—
Retained earnings	69.6	64.4
Accumulated other comprehensive loss	(0.8)	(0.6)

Total stockholders’ equity	266.9	266.5

Total liabilities and stockholders’ equity	$633.7	$577.1

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net sales	$1,534.6	$1,434.0	$2,880.0	$2,710.1
Cost of goods sold	1,443.5	1,337.4	2,707.7	2,538.0

Gross profit	91.1	96.6	172.3	172.1

Warehousing and distribution expenses	51.0	42.9	96.9	83.0
Selling, general and administrative expenses	30.9	29.5	65.0	60.7
Amortization of intangible assets	0.5	0.5	1.0	0.9

Total operating expenses	82.4	72.9	162.9	144.6

Income from operations	8.7	23.7	9.4	27.5

Interest expense	0.4	0.6	0.9	1.5
Interest income	(0.4)	(0.3)	(0.7)	(0.5)
Foreign currency transaction losses (gains), net	0.1	(0.7)	1.1	(0.6)

Income before income taxes	8.6	24.1	8.1	27.1
Provision for income taxes	2.9	10.5	2.9	11.4

Net income	$5.7	$13.6	$5.2	$15.7

Basic income per common share	$0.54	$1.31	$0.49	$1.52

Diluted income per common share	$0.51	$1.20	$0.47	$1.40

Basic weighted average shares	10.5	10.4	10.6	10.3
Diluted weighted average shares	11.0	11.3	11.1	11.2

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Six Months Ended June 30,
	2008	2007
Cash flows from operating activities:
Net income	$5.2	$15.7
Adjustments to reconcile net income to net cash provided by operating activities:
LIFO and inventory provisions	6.2	5.2
Amortization of debt issuance costs	0.2	0.2
Amortization of stock-based compensation expense	1.9	2.4
Bad debt expense, net	0.4	(0.1)
Depreciation and amortization	8.4	7.4
Foreign currency transaction losses (gains), net	1.1	(0.6)
Deferred income taxes	(0.1)	—
Changes in operating assets and liabilities:
Accounts receivable	(17.5)	(12.9)
Other receivables	(3.8)	(8.8)
Inventories	(0.9)	3.8
Deposits, prepayments and other non-current assets	(13.8)	(12.9)
Accounts payable	22.3	28.3
Cigarette and tobacco taxes payable	3.7	23.1
Pension, claims and other accrued liabilities	(1.5)	(4.3)
Income taxes payable	—	(2.1)

Net cash provided by operating activities	11.8	44.4

Cash flows from investing activities:
Restricted cash	(1.8)	(2.1)
Acquisition of business, net of cash acquired	(26.4)	—
Additions to property and equipment, net	(8.0)	(7.2)
Proceeds from sale of fixed assets	0.1	0.1
Capitalization of internally developed software	(0.4)	—

Net cash used in investing activities	(36.5)	(9.2)

Cash flows from financing activities:
Borrowings (Repayments) under revolving credit facility, net	34.2	(45.2)
Repurchases of common stock shares (treasury stock)	(6.9)	—
Proceeds from exercise of common stock options	0.9	1.8
Excess tax deductions associated with stock-based compensation	0.2	0.9
(Decrease) Increase in book overdrafts	(2.8)	2.8

Net cash provided from (used in) financing activities	25.6	(39.7)

Effects of changes in foreign exchange rates	(0.3)	(1.5)

Increase (Decrease) in cash and cash equivalents	0.6	(6.0)
Cash and cash equivalents, beginning of period	21.3	19.9

Cash and cash equivalents, end of period	$21.9	$13.9

Supplemental disclosures:
Cash paid during the period for:
Income taxes, includes interest paid, net of refunds	$5.8	$13.8
Interest	$0.7	$1.9